EXHIBIT J.1.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated May 25, 2005  on the annual financial statements and financial highlights of New York Equity Fund, (the "Fund"), a series of the New York Opportunity Funds which is included in Part A and B in Post-Effective Amendment No. 12 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 13 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information (File No. 333-17381), including the reference to our firm under the heading “Independent Auditor” in the Statement of Additional Information.

/s/Sanville & Company

Abington, Pennsylvania

September 15, 2005